EXHIBIT 3.1

                              AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                     SUCCESS DEVELOPMENT INTERNATIONAL, INC.

         The above corporation (the "Corporation") existing pursuant to the Florida Business Corporation Law, desiring to give notice of corporate action effectuating the restatement of its Articles of Incorporation, sets forth the following facts:

         1. The name of the Corporation is SUCCESS DEVELOPMENT INTERNATIONAL,
INC.

         2. The Articles of Incorporation are hereby restated in their entirety to read as follows:

                               AMENDED & RESTATED

                            ARTICLES OF INCORPORATION

                                       OF

                     SUCCESS DEVELOPMENT INTERNATIONAL, INC.

                          ARTICLE I. NAME AND DURATION

         The name of the Corporation is Success Development International, Inc. The duration of the Corporation is perpetual.

                          ARTICLE II. PRINCIPAL OFFICE

         The address of the principal office of the Corporation in the State of Florida is 9799 St. Augustine Road, Jacksonville, Florida 32257.

                    ARTICLE III. REGISTERED OFFICE AND AGENT

         The address of the registered office in the State of Florida is c/o Mahoney Adams & Criser, P.A., 50 North Laura Street, 3400 Barnett Center, in the City of Jacksonville, County of Duval. The name of the registered agent at such address is RAX CO.

Prepared by Jaime A. Frias, Esq.
Mahoney Adams & Criser, P.A.
P.O. Box 4099
Jacksonville, FL 32201
(904)354-1100
Attorney No.0879479
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                ARTICLE IV. CORPORATE PURPOSES, POWERS AND RIGHTS

         1. The nature of the business to be conducted or promoted and the purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act.

         2. In furtherance of its corporate purposes, the Corporation shall have all of the general and specific powers and rights granted to and conferred on a corporation by the Florida Business Corporation Act.

                            ARTICLE V. CAPITAL STOCK

         The total number of shares of capital stock which the Corporation has the authority to issue is Twenty-Five Million (25,000,000) shares of Common Stock ("Common Stock") $.001 par value per share.

                         ARTICLE VI. BOARD OF DIRECTORS

         1. The number of directors of the Corporation shall be not less than three nor more than nine. Within the limits specified above, the number of directors shall be determined from time to time by the Board of Directors. The directors shall be divided into three classes, Class I, Class II and Class III, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected; provided, however, that each director in Class I indicated below shall hold office until the 1996 annual meeting of shareholders; each director in Class II indicated below shall hold office until the 1997 annual meeting of shareholders and initial director in Class III indicated below shall hold office until the 1998 annual meeting of shareholders, and with each class to hold office until its successors are elected and qualified. In the case of any increase in the number of directors of the Corporation, the additional directors shall be so classified that all classes of directors shall be increased equally as nearly as possible. The provisions of this Article with respect to the sole power of the Board of Directors to determine the number of directors which will constitute the entire Board and with respect to the classified Board of Directors shall not be amended, repealed or otherwise altered without the approval of eighty percent (80%) of the outstanding voting stock of the Corporation.

         2. If any vacancy occurs in the Board of Directors during a term, the remaining directors, by affirmative vote of a majority thereof, may elect a director to fill the vacancy until the next annual meeting of shareholders.

         3. The names and mailing addresses of the persons who shall serve as directors of the Corporation until the annual meeting of shareholders indicated above are as follows:

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                            CLASS I

NAME                                          ADDRESS

Shawn M. Casey                                12377 Fisherman's Wharf Court
                                              Jacksonville, Florida 32223

Ross Wager                                    1722 Valencia Drive
                                              Jacksonville, Florida 32207

                           CLASS II

NAME                                          ADDRESS

Raymond Rach                                  4110 Cambrian Garden Lane
                                              Jacksonville, Florida 32257

Daniel S. Pena, Sr.                           55 Crest Road East
                                              Rolling Hills, California 90274

                           CLASS III

NAME                                          ADDRESS
Jarrell D. Ormand                             577 Perugia Way
                                              Los Angeles, California 90077

Hugh Carey                                    Cambridge Partners
                                              Park Avenue Tower
                                              65 East 55th Suite 3300
                                              New York, NY 10022-3219

                ARTICLE VII. GREATER QUORUM OR VOTING REQUIREMENT

         If the shareholders have adopted or amended a provision of these Articles of Incorporation or the Corporation's Bylaws that fixes a greater quorum or voting requirement for shareholders or voting groups of shareholders than is required by Florida law, the adoption or amendment of such provision of these Articles or the Corporation's Bylaws that adds, changes or deletes such a greater quorum or voting requirement for shareholders must meet the same quorum requirement and be adopted by the same vote and voting groups required to take action under the quorum and voting requirements then in effect or proposed to be adopted, whichever is greater. Any provision of the Corporation's By a greater quorum or voting requirement for shareholders may not be adopted, amended or repealed by the Board of Directors.

                       ARTICLE VIII. FAIR PRICE PROVISION

         (1)(A) In addition to any affirmative vote required by law or these Articles of Incorporation, and except as otherwise expressly provided in paragraph 2 of this Article, any Business Combination (as defined in subparagraph (B) of this paragraph 1) shall require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding Common Stock entitled to vote thereon (the "Voting Stock"). Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

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                  (B) The term "Business Combination" as used in this Article shall mean any of the following transactions:

                           (i) any merger or consolidation of the Corporation or
                  any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

                           (ii) any sale, lease, exchange, mortgage, pledge,
                  transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1,000,000 or more; or

                           (iii) the issuance or transfer by the Corporation (in
                  one transaction or a series of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

                           (iv) the adoption of any plan or proposal for the
                  liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

                           (v) any reclassification of securities (including any
                  reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any Subsidiary or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding

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                  shares of any class of equity or convertible securities of the
                  Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

         (2) The provisions of paragraph 1 of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Articles of Incorporation, if all of the conditions specified in either of the following subparagraphs (A) and (B) are met:

                  (A) The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

                  (B) All of the following conditions shall have been met:

                           (i) The aggregate amount of (x) cash and (y) Fair
                  Market Value as of the date of the consummation of the Business Combination of consideration other than cash, to be received per share by holders of the Corporation's Common Stock in such Business Combination shall be at least equal to the highest amount determined under subclauses (a) and (b) below:

                                    (a) (if applicable) the highest per share
                           price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Shareholder for any share of Common Stock acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

                                    (b) The Fair Market Value per share of
                           Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such latter date referred to in this Article as the "Determination Date"), whichever is higher.

                  (ii) The consideration to be received by holders of Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of Voting Stock. If the Interested Shareholder has paid for shares of Voting Stock with varying forms of consideration, the form of consideration for such Voting Stock shall be either cash or the form used to acquire the largest number of shares of Voting Stock previously acquired by it.

                  (iii) After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business
         Combination: (a) there shall have been (1) no reduction in the annual rate of dividends paid on the

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         Common Stock (except as necessary to reflect any subdivision of the
         Common Stock), except as approved by a majority of the Disinterested Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Disinterested Directors; and (b) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

                  (iv) After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except, proportionately as a shareholder), of any loans, advances, guaranties, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

                  (v) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (together with any successor thereto, the "Exchange Act") and the rules and regulations thereunder shall be mailed to any public shareholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to the Exchange Act).

         (3) For the purposes of this (A) The term "Affiliate' shall have the meaning given to it in Rule 12b-2 of the Exchange act.

                  (B) A person shall be a "beneficial owner" of any Voting Stock
         (i) which such person or any of its Affiliates beneficially owns, directly or indirectly; or (ii) which such person or any of its Affiliates has (x) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (y) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding or the purpose of acquiring, holding, voting or disposing of any such share of Voting Stock. For the purposes of determining whether a person is an Interested Shareholder pursuant to subparagraph (E) of this paragraph 3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned

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         through application of subparagraph (E) of this paragraph 3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  (c) The term "Disinterested Director" means any member of the Board of Directors who is unaffiliated with the Interested Shareholder and was a member of the Board of Directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Disinterested Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.

                  (D) The term "Fair Market Value' means: (i) in the case of stock, the highest closing sale price during the thirty (30) day period immediately preceding the date in question of a share of such stock on the principal United States securities exchange registered under the Exchange Act on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the thirty (30) day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the Disinterested Directors; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of disinterested Directors.

                  (E) The term "Interested Shareholder" (other than the Corporation, any Subsidiary, the Corporation or any Subsidiary acting as a Trustee or in a similar fiduciary capacity, or any person who would have met the definition of an Interested Shareholder as of July 29,1996) means any person who or which (a) is the beneficial owner of more than 10% of the voting power of the outstanding Voting Stock; or
         (b) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of 10% of more of the voting power of the then outstanding Voting Stock; or (c) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1993, as amended.

                  (F) In the event of any Business Combination in which the Corporation survives, the phrase "other consideration to be received" as used in subparagraph (8)(i) of paragraph 2 of this Article shall include the shares of Common Stock retained by the holders of such shares.

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                  (G) The term "subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation unless owned by the Corporation as trustee or in a similar fiduciary capacity; provided, however, that for the purposes of the definition of Interested Shareholder set forth in subparagraph (E) of this paragraph, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         (4) Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

         (5) Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of eighty percent (80%) or more of the shares of Voting Stock shall be required to alter, amend or adopt any provisions inconsistent with, or to repeal, this Article.

                              ARTICLE IX. AMENDMENT

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon shareholders herein are granted subject to this reservation.

                                ARTICLE X. BYLAWS

         The power to adopt, amend or repeal bylaws for the management of this Corporation shall be vested in the Board of Directors or the shareholders, but the Board of Directors may not amend or repeal any bylaw adopted by the shareholders if the shareholders specifically provide that such bylaw is not subject to amendment or repeal by the Board of Directors.

                           ARTICLE XI. INDEMNIFICATION

         The Corporation shall indemnify any incorporator, officer or director, or any former incorporator, officer or director, to the full extent permitted by law.

         3. The foregoing restatement contains amendments requiring shareholder approval and was adopted by (a) all of the members of the Board of Directors, and (b) the holders of outstanding Common Stock of the Corporation entitled to cast a majority of the votes of the sole voting group which would be entitled to vote on and adopt the amendments at a meeting at which all voting groups and shareholders entitled to vote thereon were present and voted. The holders of the Common Stock of the Corporation constitute the only voting group of the shareholders entitled to vote on the amendment. Minutes of the Special Meeting of the Shareholders and Board of Directors dated JULY 29 , 1996, were executed by the Directors and holders of the Common Stock of the Corporation to cast a majority of votes, and such majority is sufficient for approval by that voting group.

         4. The duly adopted Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to them.

         IN WITNESS WHEREOF, the undersigned President of the aforesaid corporation has executed these Amended and Restated Articles of Incorporation this 11 day of October 1996.

                                         SUCCESS DEVELOPMENT INTERNATIONAL, INC.

                                         By: /s/ SHAWN M. CASEY
                                                 Shawn M. Casey, President

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